Exhibit 99.1

Glenn Youngkin to Retire as Co-CEO after 25 years; Kewsong Lee Named Sole CEO of The Carlyle Group

Washington, DC, July 21, 2020 – Global investment firm The Carlyle Group (NASDAQ: CG) today announced that Glenn Youngkin has decided to step down as co-CEO of The Carlyle Group and the Board of Directors has appointed Kewsong Lee, who has served as co-CEO with Glenn, as the firm’s chief executive officer.

Glenn will step down as co-CEO and retire from the firm on September 30, 2020 and will work with the rest of management to transition his responsibilities over his remaining tenure.

Kewsong Lee has been co-CEO alongside Glenn since 2018. Before that, he served as Deputy Chief Investment Officer for the firm’s Corporate Private Equity segment and Head of the Global Credit segment.

Glenn Youngkin said, “It has been the professional journey of a lifetime and my honor to be part of building Carlyle into the global institution it is today, and to serve the last few years as co-CEO alongside an enormously talented partner like Kew. The Carlyle team has built great momentum, has a strong culture of collaboration, and has created long-term value for companies, communities and shareholders. I also want to thank Carlyle’s visionary founders for their guidance and trust. I remain humbled to have been able to lead Carlyle with Kew.”

Mr. Youngkin continued, “As the world continues to face so many challenges today, and as Carlyle is well-positioned, now is a natural point to focus my full-time efforts on community and public service efforts that I believe can make a meaningful impact.”

Kewsong Lee said, “I am very thankful to Glenn for his 25 years of service to Carlyle and especially grateful for his friendship and partnership as co-CEO. Over the past few years, Carlyle has reached many key milestones around our most important priorities and our focus will continue to be on delivering for our investors and emphasizing shareholder friendly actions. Glenn has helped to lead in these areas, and having worked closely with him, I know he will have a tremendous impact on the issues he chooses to make the focus of his talents and energy in his next chapter.”

Carlyle Co-Founder and Co-Executive Chairman David Rubenstein said, “I recruited Glenn to Carlyle a quarter century ago, and have been pleased to see him grow into an exceptional private equity professional. He did an outstanding job as co-CEO, but I certainly understand the pull of the kind of public service activities to which Glenn is committed. We are fortunate that Kew is extremely well positioned to serve as our CEO, and I look forward to continuing to work closely with him on behalf of all of Carlyle’s stakeholders.”

Carlyle Co-Founder and Co-Executive Chairman Bill Conway said, “Glenn has played a critical role over the last 25 years in building Carlyle into the world-class investment firm it is today. I am sincerely grateful for his outstanding leadership over the years as a culture carrier and wish him and his family continued success in this next phase of life. The Board is confident that Kew will build on the current momentum that has been achieved and we are excited to watch him lead and support the exceptional global team Carlyle has assembled.”

Carlyle Lead Independent Director Lawton Fitt said, “All of us at Carlyle appreciate the instrumental leadership role Glenn has played in the firm’s evolution, and we wish him every success in his new endeavors. Carlyle is in great shape today and under Kew’s leadership the Board is confident the firm is in a strong position to create long-term value for all stakeholders in 2020 and beyond.”

About the Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across four business segments: Corporate Private Equity, Real Assets, Global Credit and Investment Solutions. With $217 billion of assets under management as of March 31, 2020, Carlyle’s purpose is to invest wisely and create value on behalf of our investors, portfolio companies and the communities in which we live and invest. The Carlyle Group employs more than 1,775 people in 32 offices across six continents.

Contacts

Public Market Investor Relations

Daniel Harris

+1 (212) 813-4527

dan.harris@carlyle.com

Media

Leigh Farris

+1 (212) 813-4815

leigh.farris@carlyle.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, contingencies, our dividend policy, our expectations regarding the impact of COVID-19, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 12, 2020, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

This release does not constitute an offer for any Carlyle fund.